EXHIBIT 99.2

Whidbey Island Bank to Acquire North County Bank

OAK HARBOR, WA – September 24, 2010 -- Washington Banking Company (Nasdaq: WBCO), today announced that its subsidiary, Whidbey Island Bank, has acquired substantially all of the assets and deposits of North County Bank, located in Arlington, Washington, through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).

“The branch network we are acquiring provides a prime gateway for us to develop additional customer relationships in a growing area of Snohomish County,” said Jack Wagner, President and Chief Executive Officer. “The locations fit nicely into our geographical footprint and provide us with a larger market share in the desirable Mill Creek and Smokey Point communities. With minimal overlap, we anticipate that most of the employees at North County Bank branches will be able to continue their banking careers with us. Customers of North County Bank will have the convenience of additional branch locations, ranging from North King County to the Canadian border, as well as a broader line of banking products and services to choose from.”

“We expect this transaction to be immediately accretive to earnings,” Wagner continued. “Our strategy includes purchasing assets through FDIC loss-sharing agreements where we can increase market share, and with an emphasis on earnings accretion, as we strive to continue to add value for our shareholders.” The FDIC excluded approximately $6 million in brokered deposits from the bidding process.

North County Bank depositors will automatically become depositors of Whidbey Island Bank, and deposits will continue to be insured by the FDIC up to applicable limits. Normal hours of operations will proceed as usual and customers may also access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Checks drawn on North County Bank will continue to be accepted and processed. Loan customers should continue to make payments as usual.

“Customers of North County Bank will be able to conduct business as usual at their existing branch locations with their familiar banking associates,” said Wagner, “and we want to assure depositors that they are now banking with one of the most financially sound institutions in the State of Washington… Welcome to the Whidbey Island Bank family.”

Financial Highlights

Washington Banking’s acquisition of the North County Bank franchise is expected to provide the following:

  Four additional full-service locations in Snohomish County;
  Assets of approximately $265 million of North County Bank’s total assets as of August 31, 2010;
  Loans of approximately $195 million (before fair value adjustments);
  Deposits of approximately $250 million;

  Cash and cash equivalents of approximately $29 million;
  Short term high quality securities of approximately $17 million;
  Loss share protection from the FDIC for covered assets;
  Be accretive to book value per share and tangible book value per share; and
  Upon completion of the acquisition, Washington Banking Company will continue to remain"well capitalized" by regulatory standards, with no additional capital required to completethis transaction. The Company is expected to have total assets of approximately $1.9billion upon completion of the acquisition.

  Advisory services for the transaction were provided to Washington Banking Company by RBC Capital Markets.

  About Washington Banking Company
  Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. The acquisition expands Whidbey Island Bank’s operations to 30 full-service branches located in six counties in Northwestern Washington.

  This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as the transition of North County Bank operations, employees and customers, future operating results, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain North County Bank customers or employees and expenses associated with the integration of acquired North County Bank operations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

  www.wibank.com

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  Note: Transmitted on GlobeNewswire on September 24, 2010 at 6:11 p.m. PST